Exhibit 3.35

STRICTLY CONFIDENTIAL

EXECUTION COPY

SYMPHONY ASSET MANAGEMENT LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

JANUARY 1, 2006

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

i

ii

AMENDED AND RESTATED

OPERATING AGREEMENT

OF
SYMPHONY ASSET MANAGEMENT LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (“Agreement”) of Symphony Asset Management LLC, a California limited liability company (the “Company”), dated and effective as of the 1st day of January, 2006, by and among Nuveen Investments, Inc., a Delaware corporation (“Nuveen Investments”), Nuveen Investments Holdings, Inc., a Delaware corporation (“NIHI,” and together with Nuveen Investments, “Nuveen”), and the other individuals identified on Exhibit A hereto (the “Interest Schedule”), as members (each, a “Member” and, collectively, the “Members”), shall also be binding upon such other persons who may become Members pursuant to the terms of this Agreement.

WHEREAS, on or about July 1, 1996, Symphony Asset Management, Inc., a California corporation (“SAMI”) and Maestro, LLC, a California limited liability company (“Maestro”) entered into an operating agreement (the “Original Operating Agreement”) in connection with the organization of the Company, and thereafter the Company was formed under the laws of the State of California;

WHEREAS, on July 16, 2001, Nuveen Investments (then known as The John Nuveen Company) and NIHI acquired the membership interests of the Company from SAMI and Maestro, respectively, pursuant to an Acquisition Agreement, dated as of June 15, 2001 (the “Acquisition Agreement”), by and among Nuveen Investments, SAMI, Maestro, Barra, Inc. and the Company Principals (as defined in the Acquisition Agreement), and Nuveen Investments and NIHI entered into an operating agreement dated July 16, 2001 (“2001 Operating Agreement”), which replaced and superseded in its entirety the Original Operating Agreement;

WHEREAS, the Members now wish to provide for new classes of membership interests in the Company in order to enable individual key employees of the Company to become Members; and

WHEREAS, this Agreement replaces and supersedes in its entirety the 2001 Operating Agreement, as it has been amended through the date hereof.

NOW, THEREFORE, the parties agree as set forth below.

ARTICLE I

DEFINITIONS

Section 1.1                                      Definitions. As used in this Agreement, the following terms shall have the respective meanings specified as referred to in this Article I:

(a)                  “2001 Operating Agreement” has the meaning set forth in the preamble hereto.

(b)                                 “Acquisition Agreement” has the meaning set forth in the preamble hereto.

(c)                                  “Act” has the meaning set forth in Section 2.2.

(d)                                 “Adjusted EBITA” for a given Fiscal Year shall mean earnings before income tax expense, investment income, interest expense and any expense related to the amortization of goodwill and intangible assets of the Company, each as determined in accordance with GAAP.

(e)                                  “Adjusted EBITA Excess Amount” shall mean, for each Fiscal Year, the amount by which Adjusted EBITA for such Fiscal Year exceeds the Adjusted EBITA Threshold.

(f)                                    “Adjusted EBITA Threshold” shall mean (A) for Fiscal Year 2006, $5,499,127.00, (B) for Fiscal Years 2007 through 2010, an amount equal to the prior Fiscal Year’s Adjusted EBITA Threshold multiplied by one and fifteen hundredths (1.15), and (C) for Fiscal Year 2011 and each subsequent Fiscal Year, the Adjusted EBITA Threshold for Fiscal Year 2010 as determined pursuant to clause (B) of this definition.

(g)                                 “Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

(h)                                 “Agreement” has the meaning set forth in the preamble hereto.

(i)                                     “Breaching Member” has the meaning set forth in Section 8.1.

(j)                                     “Call Interests” shall mean, with respect to the exercise of a given Call Right, the Interests the Managing Member has elected to have purchased by the Company pursuant to such Call Right.

(k)                                  “Call Right” has the meaning set forth in Section 5.4(a).

(l)                                     “Cause” shall mean, with respect to any Member having an effective employment agreement with the Company and containing such a definition, “Cause” as defined in such agreement for as long as such agreement is in effect; provided, however, that, for any other Member “Cause” shall mean the occurrence of any of the following events unless, with respect to the events set forth in clauses (3), (4), (5), (6) and (7) below, such events shall have been cured within thirty (30) days after notice thereof in reasonable detail has been delivered to the Member by the Company or the Company (to the extent any such event is determined by the Managing Member in good faith to be subject to cure based on the particular facts and circumstances):

(1)                    a willful attempt by the Member to cause injury to the Company or any of its Affiliates;

(2)                    being convicted of, or pleading guilty or nolo contendere to, a felony or any other crime of moral turpitude;

(3)                    engaging in conduct (other than good faith portfolio manager activities) that is materially detrimental to the reputation, character or standing of the Company or any of its Affiliates or any of their respective customers or clients:

(4)                    breaching the Member’s obligations under Section 8.1 hereof (other than any breach that was not willful);

(5)                    failing or refusing to comply in any material respect with the policies, standards or regulations applicable to the Company, including without limitation the Code of Ethics and Code of Conduct applicable to Company personnel;

(6)                    the Member loses any license or registration that is necessary for him or her to perform his or her duties, or commits any act that results or is reasonably likely to result in the legal disqualification of the Member from being employed by the Company or its Affiliates or the Member fails to cooperate with the Company or any of its Affiliates in any internal investigation or administrative, regulatory or judicial proceeding: or

(7)                    habitual neglect, misconduct, negligence or failure by the Member that interferes in any material respect with the performance of the Member’s duties as an employee of the Company or its Affiliates (it being understood that the acts or omissions described in this clause (vii) shall not include the mere failure to achieve any particular financial result or the mere loss of clients or accounts, and investment performance alone shall not constitute cause).

(m)                               “Change of Control Call Right” has the meaning set forth in Section 5.4.

(n)                                 “Change of Control Transaction” shall mean a sale to a third party that is not an Affiliate of the Managing Member of all or substantially all of (i) the assets of the Company or (ii) the Class 1 Interests.

(o)                                 “Class 1 Interests” has the meaning set forth in Section 3.1.

(p)                                 “Class 1 Member” shall mean a Member holding a Class 1 Interest.

(q)                                 “Class 2 Interests” has the meaning set forth in Section 3.1.

(r)                                    “Class 2 Member” shall mean a Member holding a Class 2 Interest.

(s)                                  “Class 7 Distribution Amount” has the meaning set forth in Section 3.4.

(t)                                    “Class 7 Distribution Cap” shall mean (A) $230.43 for Fiscal Year 2006, (B) $497.50 for Fiscal Year 2007, (C) $723.98 for Fiscal Year 2008, (D) $1,031.03 for Fiscal Year 2009, (E) $1,347.63 for Fiscal Year 2010, (F) $1,616.63 for Fiscal Year 2011 and (G) the product of the prior year’s Class 7 Distribution Cap and one and five one hundredths (1.05) for Fiscal Year 2012 and each Fiscal Year thereafter.

(u)                                 “Class 7 Distribution Percentage” shall mean 0.0035%.

(v)                                 “Class 7 Interests” has the meaning set forth in Section 3.1.

(w)                               “Class 7 Member” shall mean a Member holding a Class 7 Interest.

(x)                                   “Class 9 Distribution Amount” has the meaning set forth in Section 3.4.

(y)                                 “Class 9 Distribution Cap” shall mean (A) $32.92 for Fiscal Year 2006, (B) $71.07 for Fiscal Year 2007, (C) $537.81 for Fiscal Year 2008, (D) $765.91 for Fiscal Year 2009, (E) $1,001.09 for Fiscal Year 2010, (F) $1,200.92 for Fiscal Year 2011 and (G) the product of the prior year’s Class 9 Distribution Cap and one and five one hundredths (1.05) for Fiscal Year 2012 and each Fiscal Year thereafter.

(z)                                   “Class 9 Distribution Percentage” shall mean 0.0005% (increasing to 0.0026% for Fiscal Year 2008 and thereafter).

(aa)                            “Class 9 Interests” has the meaning set forth in Section 3.1.

(bb)                          “Class 9 Member” shall mean a Member holding a Class 9 Interest.

(cc)                            “Class 11 Distribution Amount” has the meaning set forth in Section 3.4.

(dd)                          “Class 11 Distribution Cap” shall mean (A) $32.92 for Fiscal Year 2006, (B) $71.07 for Fiscal Year 2007, (C) $103.43 for Fiscal Year 2008, (D) $147.29 for Fiscal Year 2009, (E) $1,347.63 for Fiscal Year 2010, (F) $1,616.63 for Fiscal Year 2011 and (G) the product of the prior year’s Class 11 Distribution Cap and one and five one hundredths (1.05) for Fiscal Year 2012 and each Fiscal Year thereafter.

(ee)                            “Class 11 Distribution Percentage” shall mean 0.0005% (increasing to 0.0035% for Fiscal Year 2010 and thereafter).

(ff)                                “Class 11 Interests” has the meaning set forth in Section 3.1.

(gg)                          “Class 11 Member” shall mean a Member holding a Class 11 Interest.

(hh)                          “Closing Date” shall mean, with respect to a Call Right, the date specified by the Managing Member for the closing of the purchase and sale of Call Interests.

(ii)                                  “Code” has the meaning set forth in Section 3.2.

(jj)                                  “Company” has the meaning set forth in the preamble hereto.

(kk)                            “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Gross Asset Value of the asset is positive, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

(ll)                                  “Event of Forfeiture” means, with respect to any Member, that such Member has breached Section 8.1, and such breach has not been cured, if curable, within 15 days following notice by the Managing Member of such breach.

(mm)                    “Fair Market Multiple” shall mean twelve (12); provided that if in the good faith judgment of the Managing Member it is clear that such multiple is not within the range of multiples that would result at the time of such determination in fair market value being paid in respect of any Interests called pursuant to a Call Right, taking into account such factors as, without limitation, then existing market conditions, the Company’s business risk profile and such other factors as may be relevant to such determination, then the Managing Member shall in good faith, after consultation with the Executive Committee, establish an appropriate process for determining a Fair Market Multiple within such range.

(nn)                          “Fair Market Value” has the meaning set forth in Section 5.4.

(oo)                          “Fiscal Year” shall have the meaning set forth in Section 2.8.

(pp)                          “Good Reason” shall mean, with respect to any Member having an effective employment agreement with the Company and containing such a definition, “Good Reason” as defined in such agreement for as long as such agreement is in effect, but the concept of a termination for Good Reason and the rights and obligations under this Agreement associated therewith shall be inapplicable and of no force and effect for any other Member or at any other time.

(qq)                        “Gross Asset Value” means, with respect to any Company asset, the adjusted basis of such asset for Federal income tax purposes, except as follows:

(1)                    The initial Gross Asset Value of any Company asset (other than cash) contributed by a Member to the Company shall be the gross fair market value of such Company asset as of the date of such contribution, as determined in good faith by the Managing Member;

(3)                    The Gross Asset Value of each Company asset shall be adjusted to equal its respective gross Fair Market Value, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets (other than cash) as consideration for all or part of its Interest unless the Managing Member determines that such adjustment is not necessary to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1 (b)(2)(ii)(g);

(3)               The Gross Asset Value of a Company asset distributed to any Member shall be the gross fair market value of such Company asset as of the date of distribution thereof, as determined in good faith by the Managing Member; and

(4)               If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subparagraphs (1) or (2) above, such Gross Asset Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Company asset for purposes of computing Net Profits and Net Losses.

(rr)           “Interest” has the meaning set forth in Section 2.7.

(ss)         “Interest Schedule” has the meaning set forth in the preamble hereto.

(tt)           “Investment Management Services” shall mean any services which involve (i) the management, for a fee or other remuneration, of an account, investment company, investment vehicle or fund, or, in each case, a portion thereof or group thereof, or (ii) the giving of advice, for a fee or other remuneration, with respect to the investment of specific assets or funds (or a specific portion thereof) or any specific group of assets or funds; provided, however, that Investment Management Services shall not include (A) the giving of general investment advice that is not related to an identifiable investment account or fund (or portion thereof) or group of investment accounts or funds for which the advisor (or the entity for which such advisor is employed or provides services) does not receive any fee or other remuneration and (B) services described under clauses (i) and (ii) that are on behalf of the Member or his or her family or accounts that are beneficially owned by the Member or his or her family.

(uu)         “J.A.M.S. Rules” has the meaning set forth in Section 8.15.

(vv)         “Limited Holder” has the meaning set forth in Section 5.3(c).

(ww)       “Maestro” has the meaning set forth in the preamble hereto.

(xx)          “Managing Member” has the meaning set forth in Section 4.1(a).

(yy)         “Member” has the meaning set forth in the preamble hereto.

(zz)          “Net Profit” or “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (including for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1)), with the following adjustments:

(1)                                  Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(2)                                  Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) (other than expenses in respect of which an election is properly made under Section 709 of the Code), and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

(3)               In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (2) or (3) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of an asset) or loss (if the adjustment decreases the Gross Asset Value of an asset) from the disposition of such Company asset for purposes of computing Net Profit or Net Loss;

(4)               Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company asset disposed of, notwithstanding that the adjusted tax basis of such Company asset may differ from its Gross Asset Value;

(5)               In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; and

(6)               Any items separately allocated under Section 3.3(d) will be disregarded.

(aaa)                    “NIHI” has the meaning set forth in the preamble hereto.

(bbb)                 “Non-Managing Members” shall mean any Person holding Class 2, Class 7, Class 9 or Class 11 Interests.

(ccc)                    “Notices” has the meaning set forth in Section 8.4.

(ddd)                 “Nuveen Investments” has the meaning set forth in the preamble hereto.

(eee)                    “Nuveen” has the meaning set forth in the preamble hereto.

(fff)                          “Original Operating Agreement” has the meaning set forth in the preamble hereto.

(ggg)                 “Performance Fees” shall mean all fees paid to the Company and its Subsidiaries by clients based on the performance of the related client account(s), where the amount of such fee for a performance period could, as a result of the applicable fee structure, exceed fifty percent (50%) of the amount of the applicable asset-based fee payable with respect to such account(s) for the same period.

(hhh)                   “Permitted Transferee” shall mean any Person to whom a Member is permitted to Transfer all or a portion of his Interests pursuant to Section 5.1.

(iii)                               “Person” shall mean any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

(jjj)                               “Prohibited Investment Management Services” shall mean, directly or indirectly, for or on behalf of any Person other than the Company or any of its Affiliates, performing any Investment Management Services that are directly competitive with the Investment Management Services provided or under development by the Company or any of its Affiliates, whether being provided in the capacity as a named advisor or through a sub-advisory role.

(kkk)                    “Prohibited Solicitation Activities” shall mean any of the following activities, whether undertaken directly or indirectly:

(1)                    attempt in any manner to persuade any client of Nuveen Investments, the Company or any of their respective Affiliates (or any person who was a client within the six-month period preceding such attempt) to cease to do business or to reduce the amount of business which any client has customarily done or contemplates doing with Nuveen Investments, the Company or any of their respective affiliates, whether or not the relationship between Nuveen Investments, the Company or such affiliate and such client was originally established, in whole or in part, through the Member’s efforts;

(2)                    solicit, for the purpose of providing Investment Management Services, any client of Nuveen Investments, the Company or any of its Affiliates (or person who was a client within the six-month period preceding such solicitation) unless such solicitations are rendered as an employee of the Company, whether or not the relationship between Nuveen Investments, the Company or any of its Affiliates and such client was originally established, in whole or in part, through the Member’s efforts;

(3)                    solicit for employment or service any person employed by or providing services to Nuveen Investments, the Company or any of their respective affiliates or any person who was during the six-month period preceding such solicitation employed by or providing services to Nuveen Investments, the Company or any of their respective affiliates; and

(4)                    hire as an employee, consultant or service provider any person (excluding any third-party independent professional service provider) employed by or providing services to Nuveen Investments, the Company or any of their respective affiliates or any person who was during the six-month period preceding such solicitation employed by or providing services to Nuveen Investments, the Company or any of their respective affiliates.

(lll)                               “Purchase and Sale Agreement” has the meaning set forth in Section 5.4.

(mmm)             “Repurchase Price” shall mean the price paid or payable by the Company to a Member in respect of his or her Interests as set forth under Section 5.4.

(nnn)                 “Restricted Period” shall have the meaning set forth in Section 8.1(a).

(ooo)                 “SAMI” has the meaning set forth in the preamble hereto.

(ppp)                 “Securities Act” shall mean the Securities Act of 1933, as amended.

(qqq)                 “Termination of Employment” shall mean when a Member ceases to be employed by the Company or one of its Affiliates for any reason; provided, however, that a vacation, sick leave or leave of absence taken by such Member in accordance with the employment rules and policies applicable to the Company shall not constitute a Termination of Employment; provided, further, that the failure of such Member to return to work upon expiration of any vacation, sick leave or leave of absence shall constitute a Termination of Employment on such date as is determined by the employment rules and policies applicable to the Company.

(rrr)                          “Trade Secrets and Confidential Information” has the meaning set forth in Section 8.1.

(sss)                    “Transfer” has the meaning set forth in Section 5.1.

ARTICLE II

ORGANIZATION AND GENERAL PROVISIONS

Section 2.1                                      Name of the Company. The name of the Company stated in its Articles of Organization is “Symphony Asset Management LLC.”

Section 2.2                                      Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the California Limited Liability Act, as may be amended from time to time (the “Act”).

Section 2.3                                      Registered Office; Registered Agent. The registered office of the Company in the State of California is 555 California Street, Suite 2975, San Francisco, California, 94104, and the registered agent of the Company at such address is Neil L. Rudolph.

Section 2.4                                      Principal Office. The principal office of the Company is located at 555 California Street, Suite 2975, San Francisco, California, 94104.

Section 2.5                                      Term. The Company shall continue in existence until March 31, 2025, unless sooner dissolved as provided in this Agreement or the Act.

Section 2.6                                      Members. The name and mailing address of each Member is set forth on Exhibit B hereto.

Section 2.7                                 Title to Property. A Member’s interest in the Company (each, an “Interest”) shall for all purposes be personal property. No holder of Interests or Member shall have any interest in specific Company assets or property, including assets or property contributed to the Company by such Member as a part of any capital contribution. The Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of California

Section 2.8                                 Fiscal Year. The Fiscal Year of the Company (the “Fiscal Year”) shall be from January 1st to December 31st.

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS AND ALLOCATIONS;
DISTRIBUTIONS

Section 3.1                              Classes of Membership Interests; Capital Contributions; Vesting.

(a)                                  There shall be five classes of Interests: “Class 1 Interests,” “Class 2 Interests,” “Class 7 Interests,” “Class 9 Interests” and “Class 11 Interests.” The Company may in its discretion issue certificates to the Members representing the Interests held by each Member. As of the date hereof, Nuveen Investments owns the Class 1 Interests (formerly the Class 1 and Class 4 Interests), and NIHI owns the Class 2 Interests (formerly the Class 3 Interests). The initial capital accounts of Nuveen Investments and NIHI shall be the capital accounts of Nuveen Investments and NIHI immediately prior to the date hereof in respect of their former Class 1, 3 and 4 Interests, as the case may be. As of the date hereof, the other Members own the Class 7, Class 9 and Class 11 Interests set forth opposite their names on the Interest Schedule. The initial capital accounts of such other Members shall be as set forth on the Interest Schedule. The assets and liabilities of the Company shall be held as a whole and shall not be accounted for separately for each class of Interests. The Members shall not be obligated to make any capital contributions to the Company, and all Interests issued to the Members shall be nonassessable.

(b)                                 The Class 1 and 2 Interests are all fully vested as of the date hereof. The Class 7 Interests shall vest in one installment on June 30, 2007. The Class 9 Interests shall vest in one installment on June 30, 2009. The Class 11 Interests shall vest in one installment on June 30, 2011. The Managing Member may, in its sole discretion, with the prior written consent of the applicable Member to whom Interests are issued, modify such vesting as applicable to such Member and the consequences of an Event of Forfeiture.

Section 3.2                                 Capital Accounts. A separate capital account shall be maintained for each Member and such capital accounts shall be maintained in accordance with the provisions of § 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder. Except as expressly set forth herein, no Member shall be entitled to withdraw any portion of its capital account. No Member shall be entitled to receive any interest on its capital account. The original capital account established for any Member who acquires any Interests by virtue of a Transfer in accordance with the terms of this Agreement shall be in the same amount as, and shall replace, the capital account of the transferor of such Interests, and, for purposes of this Agreement, such Member shall be deemed to have made the capital contributions made by the transferor of such Interests (or made by such transferor’s predecessor in interest). In the event the transferor of such Interests retains any Interests, the transferor shall transfer a pro rata portion of the transferor’s capital account associated with such Interests to the transferee. Upon liquidation of the Company or of any Member’s Interest (in each case as defined in Treasury Regulations Section 1.704-1(b)(2)(ii)(g)), liquidating distributions shall in all cases be made in accordance with the positive capital account balances of the Members, as determined after taking into account all capital account adjustments for the taxable year of the Company during which such liquidation occurs (other than those made pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(b)(2) and -1(b)(2)(ii)(b)(3)), by the end of such taxable year (or, if later, within 90 days after the date of such liquidation).

Section 3.3                                      Allocation of Net Profit and Net Loss.

(a)                                  If the Company has a Net Profit for the Fiscal Year, such Net Profit shall be allocated among the Members for purposes of maintaining the Members’ capital accounts in the following manner:

(1)                    First, to all Class 7 Members in proportion to their respective Class 7 Interests until the cumulative amounts allocated to the Class 7 Members pursuant to this Section 3.3(a)(1) (net of cumulative Net Loss allocated to the Class 7 Members in prior Fiscal Years) equal the cumulative amounts required to be distributed to the Class 7 Members pursuant to Section 3.4(c) with respect to the current and each prior Fiscal Year (disregarding the limitation set forth in Section 3.4(f));

(2)                    Second, to all Class 9 Members in proportion to their respective Class 9 Interests until the cumulative amounts allocated to the Class 9 Members pursuant to this Section 3.3(a)(2) (net of cumulative Net Loss allocated to the Class 9 Members in prior Fiscal Years) equal the cumulative amounts required to be distributed to the Class 9 Members pursuant to Section 3.4(d) with respect to the current and each prior Fiscal Year (disregarding the limitation set forth in Section 3.4(f));

(3)                    Third, to all Class 11 Members in proportion to their respective Class 11 Interests until the cumulative amounts allocated to the Class 11 Members pursuant to this Section 3.3(a)(3) (net of cumulative Net Loss allocated to the Class 11 Members in prior Fiscal Years) equal the cumulative amounts required to be distributed to the Class 11 Members pursuant to Section 3.4(e) with respect to the current and each prior Fiscal Year (disregarding the limitation set forth in Section 3.4(f)); and

(4)                    Thereafter, all such Net Profits shall be allocated solely to the Class 1 and Class 2 Members in proportion to their respective Class 1 and Class 2 Interests, with 51% of such Net Profits allocated to the Class 1 Members, as a group, and 49% of such Net Profits allocated to the Class 2 Members, as a group.

(b)                                 For each Fiscal Year, if the Company has a Net Loss for the Fiscal Year, such Net Loss shall be allocated:

(1)                                  First, to the Class 1 and Class 2 Members in proportion to their respective positive capital account balances until such balances are reduced to zero, with 51% of such Net Loss allocated to the Class 1 Members, as a group, and 49% of such Net Loss allocated to the Class 2 Members, as a group;

(2)                                  Second, to the Class 7 Members, Class 9 Members and Class 11 Members in proportion to their respective positive capital account balances until such balances are reduced to zero; and

(3)                                  Thereafter, solely to the Class 1 and Class 2 Members in proportion to their respective Class 1 and Class 2 Interests, with 51% of such Net Loss allocated to the Class 1 Members, as a group, and 49% of such Net Loss allocated to the Class 2 Members, as a group.

(c)                                  It is the intent of the Members that each Member’s distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated for federal income tax purposes in accordance with this Section 3.3 to the fullest extent permitted by §§ 704(b) and (c) of the Code and the Treasury Regulations promulgated thereunder. This Agreement shall be deemed to include a “qualified income offset” in accordance with Treasury Regulation section 1.704-1(b)(2)(ii)(d). The Managing Member will be authorized to make appropriate amendments to the allocations of items pursuant to this Section 3.3 if necessary in order to comply with Section 704 of the Code or applicable Treasury Regulations thereunder or to effect the terms, purposes and conditions of this Agreement; provided that no such change has a material adverse effect upon the amount distributable to any Member hereunder.

(d)                                 For purposes of this Section 3.3, Depreciation shall be allocated solely to the Class 1 and Class 2 Members in proportion to their Class 1 and Class 2 Interests, with 51% of such Depreciation allocated to the Class 1 Members, as a group, and 49% of such Depreciation allocated to the Class 2 Members, as a group. A portion of the gain attributable to the sale or other disposition of a Company asset (including any gain treated as recognized upon the upward revaluation of the Gross Asset Value of a Company asset), in a cumulative amount up to the amount of Depreciation previously recognized with respect to such asset, shall be allocated solely to the Class 1 and Class 2 Members in proportion to their Class 1 and Class 2 Interests, with 51% of such Depreciation allocated to the Class 1 Members, as a group, and 49% of such Depreciation allocated to the Class 2 Members, as a group.

(e)                                  Notwithstanding anything to the contrary contained herein, in the event of the sale of all or substantially all of the assets of the Company (or an adjustment to the Gross Asset Value of any Company assets pursuant to subparagraph (2) or (3) of the definition of Gross Asset Value), Net Profit or Net Loss, as the case may be, for the Fiscal Year in which such sale is consummated (or such adjustment occurs) will be allocated in a manner that has the effect of reducing the difference between the Capital Account of each Member and the fair market value of the Interests held by each such Member (based on the relative fair market value of all such Interests and the price in such sale), in proportion to such differences. For purposes of this

Section 3.3(e), the fair market value of the Interests shall be determined by an appropriate process established by the Managing Member acting in good faith after consultation with the Executive Committee.

Section 3.4                                      Distributions.

Except as provided in this Section 3.4, no Member shall be entitled to receive any distribution from the Company without the consent of the Managing Member. The distributions payable under this Section 3.4 with respect to any Interest for a given Fiscal Year shall be payable to the Member who holds such Interests of record as of the end of such Fiscal Year.

(a)                                  As promptly as practicable after the close of each Fiscal Year, each Class 1 Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of all of the Class 1 Interests it holds) of:

(1)                                  for Fiscal Year 2005, an amount equal to the sum of the expenses of depreciation and amortization of leasehold improvements for such Fiscal Year and the product of (A) fifty-one percent (51%) multiplied by (B) Adjusted EBITA for Fiscal Year 2005;

(2)                                  for Fiscal Year 2006 and each Fiscal Year thereafter, an amount equal to the sum of the expenses of depreciation and amortization of leasehold improvements for such Fiscal Year and the product of (A) fifty-one percent (51%) multiplied by (B) the Adjusted EBITA for the applicable Fiscal Year less the Class 7 Distribution Amount, the Class 9 Distribution Amount and the Class 11 Distribution Amount, if any, for the applicable Fiscal Year.

(b)                                 As promptly as practicable after the close of each Fiscal Year, each Class 2 Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of all of the Class 2 Interests it holds) of:

(1)                                  for Fiscal Year 2005, an amount equal to the product of (A) forty-nine percent (49%) multiplied by (B) Adjusted EBITA for Fiscal Year 2005;

(2)                                  for Fiscal Year 2006 and each Fiscal Year thereafter, an amount equal to the product of (A) forty-nine percent (49%) multiplied by (B) Adjusted EBITA for the applicable Fiscal Year less the Class 7 Distribution Amount, the Class 9 Distribution Amount and the Class 11 Distribution Amount, if any, for the applicable Fiscal Year.

(c)                                  For Fiscal Year 2006 and for each Fiscal Year thereafter, as promptly as practicable after the close of such Fiscal Year, the holder of each Class 7 Interest shall be entitled to receive a distribution in respect of each Class 7 Interest held by such holder equal to the Class 7 Distribution Percentage for such Fiscal Year multiplied by the Adjusted EBITA Excess Amount for such Fiscal Year (the aggregate of all payments to such holders of Class 7 Interests, the “Class 7 Distribution Amount”); provided, however, that in no event shall the Class 7 Distribution Amount on a per Interest basis exceed the Class 7 Distribution Cap for the applicable Fiscal Year.

(d)                                      For Fiscal Year 2006 and for each Fiscal Year thereafter, as promptly as practicable after the close of such Fiscal Year, the holder of each Class 9 Interest shall be entitled to receive a distribution in respect of each Class 9 Interest held by such holder equal to the Class 9 Distribution Percentage for such Fiscal Year multiplied by the Adjusted EBITA Excess Amount for such Fiscal Year (the aggregate of all payments to such holders of Class 9 Interests, the “Class 9 Distribution Amount”); provided, however, that in no event shall the Class 9 Distribution Amount on a per Interest basis exceed the Class 9 Distribution Cap for the applicable Fiscal Year.

(e)                                       For Fiscal Year 2006 and for each Fiscal Year thereafter, as promptly as practicable after the close of such Fiscal Year, the holder of each Class 11 Interest shall be entitled to receive a distribution in respect of each Class 11 Interest held by such holder equal to the Class 11 Distribution Percentage for such Fiscal Year multiplied by the Adjusted EBITA Excess Amount for such Fiscal Year (the aggregate of all payments to such holders of Class 11 Interests, the “Class 11 Distribution Amount”); provided, however, that in no event shall the Class 11 Distribution Amount on a per Interest basis exceed the Class 11 Distribution Cap for the applicable Fiscal Year.

(f)                                         Notwithstanding the foregoing, in the event that the amount distributable under Sections 3.4(a), (b), (c), (d) and (e) would exceed the Net Profit for the Fiscal Year, the Managing Member shall have the authority to reduce such distributions to an amount equal to such Net Profit; provided that such reduction shall be made in the following order: (i) first, to the amount distributable under Section 3.4(a), (ii) second, to the amount distributable under Section 3.4(b), (iii) third, to the amount distributable under Section 3.4(c), (iv) fourth, to the amount distributable under Section 3.4(d), and (iv) fifth, to the amount distributable under Section 3.4(e). In the event of any such reduction, the amount distributable by the Company under such Sections in subsequent Fiscal Years shall be increased by the amount of the prior reduction to the extent that the Net Profits in subsequent Fiscal Years exceed the amounts distributable under Sections 3.4(a), (b), (c), (d) and (e) with respect to such Fiscal Years.

ARTICLE IV

MANAGEMENT OF THE COMPANY

Section 4.1                                      Management in General.

(a)                                  The management and control of the business of the Company shall be vested exclusively in a position entitled the “Managing Member,” and the Managing Member shall have exclusive power and authority, in the name of and on behalf of the Company, to perform all acts and do all things which, in its sole discretion, it deems necessary or desirable to conduct the business of the Company; with or without the vote or consent of the Members in their capacity as such, except as specifically provided in this Agreement. Members, in their capacity as such, shall have no right to terminate this Agreement or to appoint, select, vote for or remove the Managing Member, the officers or their agents or to exercise voting rights or call a meeting of the Members, except as specifically provided in this Agreement. No Member other than the Managing Member shall have the power to sign for or bind the Company to any agreement or document in its capacity as a Member, but the Managing Member may delegate the power to sign for or bind the Company to one or more officers. None of the Managing Member nor any of the Members shall have any fiduciary duties to the Members; provided that the foregoing shall not eliminate any obligation of the Managing Member and the Members to act in good faith hereunder.

(b)                       The authority of the Managing Member over the conduct of the affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act. The Managing Member shall, subject to all applicable provisions of this Agreement and the Act, be authorized in the name of and on behalf of the Company: (i) to enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements, leases or other instruments for the operation of the Company’s business; and (ii) in general to do all things and execute all documents necessary or appropriate to conduct the business of the Company, or to protect and preserve the Company’s assets, any such action taken by the Managing Member being sufficient to bind the Company and conclusively evidencing the authority of the Managing Member and the Company with respect thereto. The Managing Member may delegate any or all of the foregoing powers to one or more of the officers.

(c)                        The Managing Member need not be a resident of the State of California. The Managing Member is required to be a Member, and shall hold office until its resignation or removal in accordance with the provisions hereof. As of the date hereof, the Managing Member shall be NIHI. The Managing Member shall devote such time to the business and affairs of the Company as it deems necessary, in its sole discretion, for the performance of its duties, but in any event shall not be required to devote full time to the performance of such duties and may delegate such duties and responsibilities as provided in this Agreement.

(d)                       Any Person dealing with the Company, the Managing Member or any Member may rely upon a certificate signed by the Managing Member as to (i) the identity of the Managing Member or any Member, (ii) any factual matters relevant to the affairs of the Company; (iii) the Persons who are authorized to execute and deliver any document on behalf of the Company; or (iv) any action taken or omitted by the Company or the Managing Member.

(e)                        The Managing Member (whether an initial or a successor Managing Member) shall cease to be the Managing Member upon the earlier of (i) such Managing Member’s resignation or (ii) such Managing Member’s removal pursuant to the affirmative vote of the Members holding a majority of the Class 1 and Class 2 Interests. Any vacancy in the Managing Member position, whether occurring as a result of a Managing Member resigning or being removed, may be filled by appointment of a successor by the Members holding a majority of the Class 1 and Class 2 Interests.

Section 4.2                                      Management Expenses and Fees.

(a)                             The Company shall pay or reimburse the Managing Member for all reasonable travel expenses incurred by the Managing Member acting in its role as Managing Member.

(b)                            The Company shall pay an annual Performance Fee-related management fee to the Managing Member equal to fifty percent (50%) of the Performance Fees (net of any applicable fee waivers or reimbursements) accrued by the Company and its Subsidiaries for the applicable Fiscal Year.

(c)                             In respect of distribution, operational, administrative and other services made available to the Company by the Managing Member, the Company will pay to Nuveen a fee for each Fiscal Year equal to the amount by which (i) the Company’s pre-bonus operating income (which for purposes of this Section 4.2(c) shall be net of all performance-based fees and depreciation and amortization (other than amortization of goodwill and intangible assets of the Company)) exceeds (ii) an amount equal to 75% of the Company’s net revenues for such Fiscal Year (exclusive of performance-based fees and any fees described in Section 4.2(b)), if any only if the amount determined under clause (i) exceeds the amount determined under clause (ii).

Section 4.3                                      Officers. The officers of the Company shall be appointed by the Managing Member and shall include a Chief Executive Officer, President, Chief Financial Officer, Secretary and two Assistant Secretaries and such other officers as the Managing Member from time to time may deem proper. All officers so designated shall each have such powers and duties as from time to time may be conferred by the Managing Member, which shall initially be as set forth on Exhibit C hereto. The officers of the Company shall have the power to execute bonds, mortgages and other contracts on behalf of the Company. The Managing Member may from time to time appoint such other officers (including a Treasurer and one (1) or more Vice Presidents and Assistant Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be prescribed by the Managing Member. Any number of titles may be held by the same person. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death, until he or she shall resign, or until he or she shall have been removed, either with or without cause, by the Managing Member in its sole discretion. The salaries and other compensation, if any, of the officers and agents of the Company shall be fixed by the Managing Member. Any delegation pursuant to this Section 4.3 may be revoked at any time by the Managing Member. As of the date hereof, Jeffrey L. Skelton shall be President and Chief Executive Officer of the Company, Neil L. Rudolph shall be Chief Financial Officer and Secretary of the Company.

ARTICLE V

TRANSFER OF INTERESTS; ADMISSION OF ADDITIONAL MEMBERS; CALL
RIGHTS

Section 5.1                             Transferability of Interests.

(a)                             Except as set forth in this Section 5.1 or in Section 5.4, no Permitted Transferee or Member may assign, sell, transfer or otherwise dispose of, whether voluntarily or involuntarily, in whole or in part (any such transaction, a “Transfer”), any of its Interests unless the permitted Transferee or Member obtains the Managing Member’s prior written consent, which may be granted or withheld in the Managing Member’s sole discretion (provided that the Managing Member shall not unreasonably withhold its consent to any Transfer made by a Member to the spouse, children or grandchildren of that Member, or a trust for their benefit);

provided that any Permitted Transferee and any Member may Transfer his or her Interests pursuant to applicable laws of descent and distribution following the death of such Permitted Transferee or Member. No Permitted Transferee or non-Managing Member may pledge or encumber, whether voluntarily or involuntarily, in whole or in part, any of its Interests unless the Member obtains the Managing Member’s prior written consent, which may be granted or withheld in the Managing Member’s sole discretion.

(b)                                 Upon any Transfer, the Permitted Transferee must become a party to this Agreement and be bound by all of the terms and conditions of this Agreement, including, but not limited to, Section 5.3. Any Permitted Transferee whose acquisition of Interests is permitted in accordance with this Section 5.1 shall not become a Member of the Company, but shall instead acquire the rights of an assignee under the provisions of the Act. The right of any Permitted Transferee to receive the distributions contemplated in Article III shall be subject to the vesting and repurchase provisions applicable to the Member to whom the Interests were initially issued.

(c)                                  In no event shall the Transfer by a Member of his or her Interests relieve such Member of any obligations arising under this Agreement, including any obligations under Section 8.1. Until such time as all of the Interests issued to a Member are forfeited or repurchased, the Member who Transfers the Interests shall continue to be a Member and to be bound by the terms of this Agreement, and shall continue to exercise all voting and consent rights with respect to the Interests transferred.

(d)                                 Every Transfer of Interests permitted under this Section 5.1 shall be subject to the following requirements:

(1)                    The Member transferring such Interests (or the executor or administrator of his or her estate) or the executor or administrator of the estate of any deceased Permitted Transferee shall establish that the proposed Transfer will not cause or result in a breach of any agreement binding upon the Company or any violation of law, including without limitation, federal or state securities laws, and the proposed Transfer would not cause the Company to be an investment company as defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC;

(2)                    The Member (or the executor or administrator of his or her estate) or the executor or administrator of the estate of any deceased Permitted Transferee transferring such Interests shall have complied with all provisions of this Agreement, including, without limitation, this Section 5.1; and

(3)                    The transferee shall execute a counterpart of this Agreement and shall deliver such other documents or instruments as may be required by the Managing Member to reflect the provisions hereof, which may include without limitation, a favorable opinion of reputable legal counsel.

(e)                                  Any purported Transfer, pledge or encumbrance of any Interest or any part thereof not in compliance with this Agreement shall be void and of no force or effect.

Section 5.2                                      Admission of Additional Members. Except as provided in Section 5.1, one or more additional Class 7 Members, Class 9 Members or Class 11 Members may be admitted to the Company only with the consent of the Members holding a majority of the Interests of the Class to which such additional Members are to be admitted; provided, however, that no such consent shall be required if the addition of such Members does not result in any dilution to the distributions that would otherwise be made hereunder with respect to the applicable Class of Interests. Except as provided in Section 5.1, one or more additional Class 1 Members or Class 2 Members may be admitted to the Company upon consent of the Managing Member.

Section 5.3                                      Forfeiture of Interests.

(a)                                  Forfeiture of Unvested Interests upon Termination of Employment. Upon the Termination of Employment of a Member (other than a termination by the Company without Cause or, to the extent such definition is applicable to the Member, by such Member for Good Reason, or the death or permanent disability (as such term is used in the disability plan of Nuveen Investments applicable to such Members) of such Member), any unvested Interests of such Member shall automatically be forfeited, without any further action by the Company or the former Member, and without the payment of any amounts in respect of such forfeited Interests. Upon the Termination of Employment of a Member due to the death or permanent disability of a Member, a number of unvested Interests of such Member shall automatically vest as is equal to (A) the number of unvested Interests held by such Member as of such Termination of Employment multiplied by (B) the quotient obtained by dividing (i) the number of days following the date hereof to the date of such Termination of Employment by (ii) the total number of days between the date hereof and the regularly scheduled vesting date of the applicable Interests (such number of Interests rounded to the nearest whole Interest); any other unvested Interests of such Member shall automatically be forfeited, without any further action by the Company or the former Member, and without the payment of any amounts in respect of such forfeited Interests. For the avoidance of doubt, a Termination of Employment of a Member shall not affect such Member’s vested Interests, and a Termination of Employment of a Member by the Company without Cause or, to the extent such definition is applicable to the Member, by the Member for Good Reason will not result in any forfeiture or otherwise affect the vesting of any unvested Interests; any vested Interests, any unvested Interests that are not forfeited, and a Member’s related status as such, shall remain subject to the terms of this Agreement.

(b)                                 Forfeiture of Interests upon an Event of Forfeiture. Upon the occurrence of any Event of Forfeiture by a Member, such action shall be deemed a breach of this Agreement and any Interests of such Member, whether or not vested, shall automatically be forfeited, without any further action by the Company or the former Member, and without the payment of any amounts in respect of such forfeited Interests.

(c)                                  Voluntary Forfeiture. Any Member who, together with his or her Permitted Transferees (if any), does not hold more than forty (40) Interests of any Class of Interests (any such Member, a “Limited Holder”) may, prior to the first date on which the Interests of the applicable Class could have been called, voluntarily forfeit all (but not less than all) of his or her remaining Interests in the Company.

(d)                                 Forfeited Interests. Forfeited Interests shall cease to have any rights or to be entitled to any payments whatsoever hereunder, including in respect of any distribution or Call Right proceeds (other than any distribution under Section 3.4(c), (d) or (e) with respect to the Fiscal Years preceding the forfeiture (calculated without regard to Section 3.4(f)) to the extent not previously distributed); provided, however, that in the event the amount distributable under Section 3.4(a), (b), (c), (d) and (e) exceeds the Net Profit for the Fiscal Year preceding the forfeiture, the amount of the distribution with respect to such Forfeited Interest shall be reduced to in the manner, order and priority provided in Section 3.4(f); provided, further, that (A) any such reduction shall be paid to the forfeiting Member in subsequent Fiscal Years until the reduction amount has been fully paid, and (B) with respect to each subsequent Fiscal Year, the amount of the reduction shall be paid in such Fiscal Year to the extent that the Net Profits in such Fiscal Year exceeds the amounts distributable under Section 3.4(a), (b), (c), (d) and (e) with respect to such Fiscal Years.

Section 5.4                                      Call Right.

(a)                                  The Managing Member will have the right (“Call Right”) at its election to require the Non-Managing Members to sell their respective Class 7 Interests, Class 9 Interests and Class 11 Interests to the Managing Member in accordance with this Section 5.4 for a Repurchase Price equal to the Fair Market Value for such Interests to be paid in cash, or if the Managing Member and the applicable Non-Managing Members mutually agree, in a combination of cash and common stock of the Managing Member or its Affiliates. The Managing Member shall be the purchaser in acquisitions pursuant to the exercise of any Call Right.

(b)                                 The Managing Member may exercise its Call Rights once during the first quarter of Fiscal Years 2008, 2009 and 2010 with respect to 100.00% of the Class 7 Interests, once during the first quarter of Fiscal Years 2010, 2011, 2012 with respect to 100.00% of the Class 9 Interests, and once during the first quarter of Fiscal Years 2012, 2013 and 2014 with respect to 100.00% of the Class 11 Interests, in each case upon written notice to the Non-Managing Members delivered no later than February 15 of such Fiscal Year; provided, however, that the Managing Member may not exercise its Call Right with respect to the Class 9 Interests unless it shall first have exercised its Call Right with respect to the Class 7 Interests, and may not exercise its Call Right with respect to the Class 11 Interests unless it shall first have exercised its Call Right with respect to the Class 9 Interests. Such written notice will set forth the Closing Date on which such purchase will occur.

(c)                                  In the event the Managing Member proposes to effect any Change of Control Transaction, the Managing Member shall have the right (the “Change of Control Call Right”), which shall be in addition to its Call Rights under Section 5.4(a), at its election to require the Non-Managing Members to sell 100% of the Class 7 Interests, Class 9 Interests and Class 11 Interests held by such Members as of such time to the Managing Member or to a non-affiliated third party involved in the Change of Control Transaction (an “Acquiror”) in accordance with this Section 5.4 for a per Interest purchase price equal to the Fair Market Value for such Call Interests, with such purchase price to be paid in cash or, in the case of a sale to an Acquiror, to be paid in such other form of consideration as is being paid in respect of the Class 1 Interests and Class 2 Interests. The Managing Member may exercise its Change of Control Call

Right upon written notice to the Non-Managing Members setting forth the Closing Date, which shall be shortly before or substantially simultaneous with the consummation of the Change of Control Transaction, but in any event no earlier than ten business days following the date of delivery of such notice to the Non-Managing Members. In the event the Managing Member proposes to effect any Change of Control Transaction and does not exercise the foregoing Change of Control Call Right, each Non-Managing Member shall have the right to sell its Interests to the Acquiror substantially concurrently with the sale by the Managing Member and any of its applicable Affiliates, and the Managing Member shall require the Acquiror to so purchase such Interests for a per Interest purchase price equal to the Fair Market Value for such Interests, with such purchase price to be paid in cash or to be paid in such other form of consideration as is being paid in respect of the Class 1 and 2 Interests.

(d)                                 The Company shall pay any Repurchase Price to the applicable Member (or his or her permitted transferees) under this Section 5.4 no later than the later of (i) the Closing Date for the Called Interests and (ii) the date on which the applicable Member (and, if applicable, his or her permitted transferees) executes and delivers a Purchase and Sale Agreement relating to the repurchase provided for herein.

(e)                                  For any Interest that is a Call Interest, the “Fair Market Value” of such Interest is equal to the product of the Fair Market Multiple multiplied by the aggregate distributions in respect of such Interest pursuant to Section 3.4(c), (d) or (e), as the case may be, without giving effect to reductions, if any, to such distributions pursuant to Section 3.4(f), for the Fiscal Year immediately preceding the Fiscal Year in which the Call Right is exercised; provided, that in the event of a Change of Control Transaction, Fair Market Value with respect to any Class of Interests that was not yet entitled hereunder to receive distributions as of the Fiscal Year immediately preceding the Fiscal Year in which the Change of Control Call Right is exercised shall be determined in good faith by the Managing Member; provided further that in no event shall the aggregate Fair Market Value for all Interests called in any given Fiscal Year be less than $1,000.

(f)                                    Each repurchase of a Member’s Interests under this Agreement shall be pursuant to a purchase and sale agreement by and between the Company and the selling Member (and, if applicable, his or her transferee), which shall be substantially in the form attached hereto as Exhibit D (the “Purchase and Sale Agreement”). On the Closing Date, upon the request of the Managing Member, the former Members shall execute a Purchase and Sale Agreement and such further instruments and documents and perform such further acts as may be reasonably required to carry out the transactions contemplated by this Section 5.4.

(g)                                 As of any Closing Date, the Non-Managing Members shall cease to hold the Interests to be purchased on the Closing Date, and shall cease to hold the portion of their respective capital accounts attributed to such Interests, if any, and shall no longer have any rights with respect to such portion of such Interests, other than the right to receive the applicable Repurchase Price and, if the Closing Date shall occur prior to the date upon which the Non-Managing Members receive their final distributions under Section 3.4(c), (d) or (e) with respect to the preceding Fiscal Years (calculated without regard to Section 3.4(f)) to the extent not previously distributed, the right to receive such final distribution from the Company notwithstanding the repurchase of such Interests; provided, however, that in the event the amount distributable under Section 3.4(a), (b), (c), (d) and (e) exceeds the Net Profit for the Fiscal Year preceding the forfeiture, the amount of the final distribution with respect to such Forfeited Interest shall be reduced to in the manner, order and priority provided in Section 3.4(f); provided, further, that (A) any such reduction shall be paid to the forfeiting Member in subsequent Fiscal Years until the reduction amount has been fully paid, and (B) with respect to each subsequent Fiscal Year, the amount of the reduction shall be paid in such Fiscal Year to the extent that the Net Profits in such Fiscal Year exceeds the amounts distributable under Section 3.4(a), (b), (c), (d) and (e) with respect to such Fiscal Years.

ARTICLE VI

DISSOLUTION AND TERMINATION

Section 6.1                                      Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the date specified for the expiration of its term in Section 2.5 hereof, (b) the written consent of a majority of the Members of each Class, (c) entry of a decree of judicial dissolution pursuant to § 17351 of the Act and (d) the sale of all or substantially all of the assets of the Company (unless, in the case of this clause (d), a majority of the Members of each Class shall determine otherwise in writing). The Managing Member shall promptly notify the Members of any dissolution of the Company.

Section 6.2                                      Liquidation. Upon the dissolution of the Company, the Managing Member, or if there is none, the Person or Persons approved by Members holding a majority of the Class 1 and Class 2 Interests shall carry out the winding up of the Company and shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share in allocations and distributions during liquidation in the same proportions, as specified in Sections 3.3 and 3.4 as before liquidation. The proceeds of liquidation shall be distributed as set forth in Section 3.2.

Section 6.3                                      Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in Section 6.2 and the Articles of Organization of the Company shall have been canceled in the manner required by the Act.

Section 6.4                                    Claims of the Members. All Members and former Members shall look solely to the Company’s assets for any return of their capital contributions, if any, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such capital contributions, the Members and former Members shall have no recourse against the Managing Member or any other Member.

ARTICLE VII

RECORDS AND REPORTS

Section 7.1                                      Books and Records. The Company shall, and the officers shall use all commercially reasonable efforts to enable the Company to, keep complete and accurate books of account with respect to the operations of the Company. Such books shall reflect that the Interests have not been registered under the Securities Act, and that the Interests may not be Transferred without registration under the Securities Act or exemption therefrom and without compliance with Article V. Such books shall be maintained at the principal office of the Company.

Section 7.2                                      Accounting. The Company’s books of account shall be kept on the accrual method of accounting, or on such other method of accounting as the Managing Member may from time to time determine, with the advice of independent public accountants, and shall be closed and balanced at the end of the Fiscal Year. The taxable year of the Company shall be the twelve (12) months ended December 31 or such other taxable year as the Managing Member may designate.

Section 7.3                                      Company Information. Each Member (other than Nuveen Investments and the Principals) shall be entitled to receive only that information that the Company is required to provide such Member under the Act or this Agreement, subject to such reasonable confidentiality restrictions as the Managing Member may determine, in its sole discretion. In addition, no Member (other than Nuveen Investments and the Principals) shall be entitled to examine the Interest Schedule for purposes other than to review (i) the number and Class of Interests that he or she holds and (ii) the total number of Interests outstanding in each such Class. Nuveen Investments and the Principals shall have the right to inspect the books and records of the Company.

Section 7.4                                      Meetings. The Company and its officers shall hold such regular meetings at the Company’s principal place of business (or such other location as may be determined by the Managing Member) with representatives of the Managing Member as may be reasonably requested by the Managing Member from time to time. These meetings shall be attended (either in person or by telephone) by such of the officers and other employees of the Company as may be reasonably requested by the Managing Member or any of the officers. The Company will reimburse the reasonable travel expenses of such officers and employees and any representative of the Managing Member who attends any such meeting. At each meeting, the officers shall make such presentations regarding the Company and its performance, operations and budgets as may be reasonably requested by the Managing Member, and each of the attendees (whether in person or by telephone) at such meeting shall have the right to submit proposals and suggestions regarding the Company, and the attendees at the meeting shall discuss and consider such proposals and suggestions.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                      Restrictive Covenants.

(a)                                  Each Member agrees that during the term of such Member’s employment with the Company or any of its Affiliates and for the period following the date of such Member’s Termination of Employment as set forth on Exhibit E attached hereto with respect to such Member (the “Restricted Period”), the Member will not engage in any Prohibited Solicitation Activity. In addition, each Member agrees that during the term of such Member’s employment with the Company or any of its Affiliates, such Member will not engage in any activity, if as a result of engaging in such activity, such Member or any of his or her Affiliates would be engaged in a Prohibited Investment Management Services.

(b)                                 At all times during a Member’s employment with the Company or any of its Affiliates and during the Restricted Period thereafter, each Member agrees to advise the Managing Member of the identity of any prospective employer (or other service recipient) of such Member within fifteen (15) days of accepting any employment (or agreeing to perform services). The Company may serve notice upon each such employer or service provider that such Member is bound by this Agreement and/or the Purchase and Sale Agreement, and furnish each such employer or service provider with a copy of the relevant provisions of this Agreement and/or the Purchase and Sale Agreement.

(c)                                  Each Member acknowledges that such Member currently has and will have knowledge of confidential information with respect to the Company and its Affiliates, including certain trade secrets of the Company and its Affiliates and information concerning their respective employees, businesses and clients, including, without limitation, information regarding specific client mandates, instructions and guidelines and specific client fee arrangements. Each Member shall hold in confidence for the benefit of the Company and its Affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses (including, without limitation, any information regarding specific client mandates, instructions and guidelines, specific client fee arrangements, trade secrets, research, secret data, business methods, operating procedures or programs), which shall have been obtained by or become known to such Member during the Member’s employment by the Company or any of its affiliates during the term of such Member’s membership in the Company and which shall not be or become public knowledge or generally known within the industry (other than by acts by the Member in violation of this Agreement) (collectively, the “Trade Secrets and Confidential Information”). During and after termination of any Member’s employment with the Company or any of its affiliates, such Member shall not, without the prior written consent of the Company, as may be necessary for the Member to perform the Member’s duties to the Company and its Affiliates, or as may otherwise be required by law or legal process (provided the Company has been given notice of and opportunity to challenge or limit the scope of use or disclosure purportedly so required), use, copy, transmit, communicate, divulge, disclose, or publish, or knowingly or negligently permit others to use, copy, transmit, communicate, divulge, disclose, or publish, any Trade Secrets and Confidential Information to anyone other than the Company and its Affiliates. For the purposes of this

Section 8.1(c), particular facts and information shall not be deemed to be publicly available or generally known within the industry merely because such particular facts or information are embraced by general disclosures or knowledge or because individual features or combinations thereof are publicly available or generally known. All records, files, memoranda, reports, customer lists, documents and the like that the Member uses, prepares or comes into contact with during the course of his or her employment or status as a Member shall remain the sole property of the Company and/or one or more of its Affiliates, as applicable, and to the extent in such Member’s possession, shall be turned over to the Company or its applicable affiliate upon termination of the Member’s employment. Each Member hereby expressly consents to the use during such Member’s employment with the Company or any of its Affiliates of his name and/or likeness by the Company and its Affiliates in trade publications and other media for commercial purposes, provided that such use is reasonably related to the services provided by the Member.

(d)                                 Each Member acknowledges and agrees that: (i) the purposes of the foregoing covenants are to protect the goodwill and value of the Company and to prevent the Member from interfering with the business of the Company and its Affiliates as a result of or following Termination of Employment and/or sale of the Member’s Interests; (ii) the Member’s investment in the Company is not a condition to continued employment with the Company and is a voluntary investment on the part of the Member; (iii) because of the nature of the business in which the Company and its Subsidiaries are engaged and because of the nature of the client information and confidential information to which the Member has access, it would be impractical and excessively difficult to determine the actual damages to the Company and its Subsidiaries in the event the Member breached any of the covenants of this Section 8.1; and (iv) remedies at law (such as monetary damages) for any breach of the Member’s obligations under this Section 8.1 would be inadequate. Each Member hereby acknowledges and agrees that his or her agreement to and compliance with the restrictions contained herein are not burdensome to the Member in light of the opportunities that remain open to the Member despite these restrictions. Moreover, each Member acknowledges that he or she has means available for the pursuit of a livelihood that would not result in a violation of this Section 8.1. Each Member therefore agrees and consents that if the Member commits any breach under this Section 8.1 (in such capacity, a “Breaching Member”), such breach shall constitute an Event of Forfeiture and a breach of this Agreement, and all rights with respect to the Interests held by such Member, whether vested or unvested, shall be forfeited. In addition to (and not in lieu of) any other right or remedy that may be available to the Company under this Agreement or otherwise, each Member agrees that the Company will be entitled to the following remedies:

(1)                    Money damages from the Breaching Member, including; without limitation, the obligation to pay over to the Company compensation received in connection with such activities, and the Company shall have the right to set off any damages incurred by it against any amounts owed to the Member by the Company; and

(2)                    Injunctive, declaratory or other non-monetary equitable relief to restrain any breach or otherwise to specifically enforce the provisions of this Section 8.1.

(e)                                  In the event that any provision of this Section 8.1 are finally determined by a court of competent jurisdiction to be unenforceable, each Member and the Company hereby agree that such court shall have jurisdiction to reform this Section 8.1 or any other provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the covenants of this Section 8.1 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.

(f)                                    A Member’s obligations, and any and all rights of the Company, under this Section 8.1 shall terminate at the end of the Restricted Period, provided that, notwithstanding the foregoing, a Member’s obligations under the Purchase and Sale Agreement shall be enforceable in accordance with the terms thereof (with the terms thereunder to run commencing effective as of the termination of employment regardless of when such Purchase and Sale Agreement is or is required to be executed and delivered).

Section 8.2                                      Indemnification. The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless any Member, Managing Member, officer or employee (including the members of the Managing Member) of the Company from and against any and all claims and demands arising by reason of the fact that such Person is, or was, a Member, Managing Member, officer or employee of the Company.

Section 8.3                                      Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, the debts, obligation and liabilities of the Company, whether arising in tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be personally liable for any debt, obligation or liability of the Company solely by reason of being a Member of the Company.

Section 8.4                                      Notices. All notices, requests, elections, consents or demands permitted or required to be made under this Agreement (“Notices”) shall be in writing, signed by the Person or Persons giving such Notice and shall be delivered personally or by confirmed facsimile, or by commercial overnight courier to the other Members, at their addresses set forth on Exhibit B, or at such other addresses as may be supplied by written notice given in conformity with the terms of this Section 8.4. All Notices to the Company shall be made to the Managing Member at the address set forth on Exhibit B, with a copy (which shall not constitute notice) to the President of the Company at the principal offices of the Company. The date of any such personal or facsimile delivery or the date of delivery by an overnight courier shall be the date of such notice.

Section 8.5                                      Consents. Any action that may be taken by the Members at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by or on behalf of the Member or Members holding sufficient Interests to authorize or approve such action at such meeting.

Section 8.6                                      Amendments. Except as otherwise provided in this Agreement, the Managing Member may amend this Agreement without consent of any other Member; provided that (x) no amendment to this Agreement may require any Member to make capital contributions to the Company or otherwise make such Member liable for the debts and obligations of the Company without such Member’s written consent, (y) any amendment of the terms of this Agreement that would adversely affect the rights or obligations associated with the Class or Classes of Interests held by any Member or group of Members shall, unless otherwise provided in this Agreement, require the written consent of the Members holding a majority of each Class or Classes of Interests so affected, and (z) any amendment of the terms of this Agreement that would adversely affect the rights or obligations associated with a Member or its Interests (other than any impact common to all holders of the particular Class of Interests, which is governed by clause (y) above) shall, unless otherwise provided in this Agreement, require the written consent of such Members so affected.

Section 8.7                                      No Partition. No Member, nor any successor-in-interest to any Member, shall have the right while this Agreement remains in effect to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right. It is the intent of the Members that during the term of this Agreement, the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Member or successors-in-interest to Transfer or otherwise dispose of his interest in the Company shall be subject to the limitations and restrictions of this Agreement.

Section 8.8                                      Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

Section 8.9                                      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

Section 8.10                                Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. The parties hereto shall negotiate to replace such invalid provision with another provision with similar economic effect.

Section 8.11                                Entire Agreement. This Agreement and the schedules and exhibits hereto supersede the prior understandings and agreements among the parties with respect to the subject matter hereof and thereof.

Section 8.12                                Successors and Assigns; No Third Party Beneficiaries. Subject to the restrictions on Transfer set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Members, their respective successors, successors-in-title, heirs and assigns, and each and every successors-in-interest to any Member, whether such successor acquires such interest by way of gift, purchase, foreclosure or by any other method, and each shall hold such interest subject to all of the terms and provisions of this Agreement. No provision of this Agreement is intended or shall be construed to confer upon any Person other than the Members and, subject to the restrictions on Transfer set forth herein, their respective successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement or any part hereof.

Section 8.13                                Creditor. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of (i) any Member or (ii) the Company, other than a Member who is also a creditor of the Company.

Section 8.14                                Interpretation. All terms herein using the singular shall include the plural; all terms using the plural shall include the singular; in each case, the term shall be as appropriate to the context of each sentence. All references to herein, hereof, hereto or similar terms refer to this Agreement and the Exhibits hereto. All references to “Section,” “Article,” “Exhibit” or similar terms refer to the Sections, Articles, Exhibits hereto. Titles or captions of Articles or Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 8.15                                Arbitration of Disputes.

(a)                                  Any dispute arising out of or relating to this Agreement, a Purchase and Sale Agreement or the negotiation, breach, termination, performance or validity thereof shall be submitted to binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”), which shall be the exclusive means for the resolution of any such dispute; provided, however, that a party may seek a preliminary injunction or other like provisional judicial relief in any court of competent jurisdiction if such action is necessary to avoid irreparable damage. If J.A.M.S./Endispute is unable or unwilling to arbitrate the matter, the matter shall be settled by arbitration conducted in accordance with the Center for Public Resources Rules for Non-administered Arbitration of Business Disputes before a neutral advisor selected by the Center for Public Resources from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Los Angeles, California.

(b)                                 In connection with any arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party thereto and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all Persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within forty-five (45) days of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement or a Purchase and Sale Agreement, and each party hereby irrevocably waives any claim to such damages.

(c)                         The parties covenant and agree that they will participate in any such arbitration in good faith.

(d)                        Each of the parties hereto (A) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (B) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or a Purchase and Sale Agreement or the subject matter hereof or thereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address set forth opposite such party’s name on the Interest Schedule. Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

Section 8.16                                          Tax Treatment and Elections. The Company shall be treated as a partnership for income tax purposes, the Members shall be treated as partners for federal income tax purposes and each of the Members agrees to report consistently with such treatment. The Managing Member shall make all elections necessary to give effect to such treatment. The Managing Member shall be the “tax matters partner” of the Company within the meaning of § 6231(a)(7) of the Code and shall have the power to cause the Company to make all elections required or permitted to be made for income tax purposes. Without limiting the generality of the foregoing, the Managing Member shall make and maintain an election under § 754 of the Code on behalf of the Company, and the Members other than the Managing Member shall provide such information and sign such documents as the Managing Member may request to enable the Managing Member to make and maintain such election on behalf of the Company.

Section 8.17                                     Liquidation Valuation Safe Harbor. (i) The Company is authorized and directed to elect the liquidation valuation safe harbor provided by proposed Treasury Regulations Section 1.83-3(1) (and any successor provision) and IRS Notice 2005-43 and (ii) the Company and each of its Members (including any person to whom an interest in the Company is transferred in connection with the performance of services) agree to comply with all requirements of such safe harbor with respect to all interests in the Company transferred in connection with the performance of services while such election remains effective.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have made this Agreement effective as of the date and year first above-written.

NUVEEN INVESTMENTS, INC.

By:	/s/ Alan G. Berkshire
	Name:	Alan G. Berkshire
	Title:	Sr. Executive Vice President

NUVEEN INVESTMENTS HOLDINGS, INC.

By:	/s/ Alan G. Berkshire
	Name:	Alan G. Berkshire
	Title:	Sr. Executive Vice President

Additional Member Signatures Attached